RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                               ROYSTER-CLARK, INC.

      (Pursuant to Sections 242 and 245 of the General Corporation Law)


     THE UNDERSIGNED, S. Clark Jenkins and Randolph G. Abood, being the duly elected President and Assistant Secretary, respectively, of Royster-Clark, Inc., a Delaware corporation (the "Corporation"), for the purposes of amending and restating the Certificate of Incorporation pursuant to Section 242 and 245 of the General Corporation Law, DO HEREBY CERTIFY THAT:

     1.The name of the Corporation is Royster-Clark, Inc. The Corporation was originally incorporated in the State of Delaware on January 22, 1991 under the name "Royster (FMG) Acquisition Corporation."

     2.Upon due notice, at a meeting on September 15, 1994, at which a quorum was present and acting throughout, the Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Corporations Certificate of Incorporation reducing the number of authorized, yet unissued shares of the Corporation and declared the advisability of adopting such amendment.

     3. The proposed amendment were presented in a Written Consent of the

Shareholders as follows:

     RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation be amended as follows and that such amendment be incorporated in a Restated Certificate of Incorporation.

               The total number of shares of capital stock that the corporation shall have the authority to issue is 400,000, which shall consist of 350,000 shares of Common Stock, par value $0.01 per share, and 50,000 shares of Preferred Stock, par value $0.01 per share.

     4. Pursuant to Section 228 of the General Corporation Law, Written Consents representing the holders of at least a majority of all the outstanding shares entitled to vote thereon were executed on September 15, 1994.

     5. The foregoing amendment shall become effective on the date of the filing of this Certificate with the office of the Secretary of State of Delaware.

                                      ***

     6. The Certificate of Incorporation, as amended, is hereby restated as follows:

                                    ARTICLE I

     The name of the corporation is Royster-Clark, Inc.

                                   ARTICLE II

     The registered agent of the corporation is The Corporation Trust Company. The address of such registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

     The total number of shares of capital stock that the corporation shall have the authority to issue is 400,000, which shall consist of 350,000 shares of Common Stock, par value $0.01 per share, and 50,000 shares of Preferred Stock, par value $0.01 per share.

     The shares of Preferred Stock may be divided into and issued in series. The board of directors of the corporation shall have the authority to establish series of unissued shares of Preferred Stock by fixing and determining the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of any series so established. The board of directors also shall have the authority to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of each series of Preferred Stock. The Preferred Stock of each such series shall have such voting powers (full, limited or none) and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the board of directors.

     Except as otherwise provided in any resolution or resolutions adopted by the board of directors providing for the time of any particular series of preferred Stock, any shares of Preferred Stock redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued Preferred

Stock, shall be unclassified as to series, and subject to the provision of this
Article IV and to any restrictions contained in any resolution or resolutions adopted by the board of directors providing for the issue of any such series of Preferred Stock, may thereafter be reissued in the same manner as other authorized by unissued shares of Preferred Stock.

     Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions adopted by the board of directors providing for the issue of any particular series of Preferred Stock, the exclusive voting power of the corporation shall be vested in the Common Stock. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote at all meetings of the stockholders of the corporation.

     The Certificates of Designation, Preference and Rights of the Series A Cumulative Redeemable Preferred Stock and the Series B Cumulative Convertible Preferred Stock are appended to this Certificate as Appendix A and Appendix B, respectively.

                                   ARTICLE V

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

     Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                                  ARTICLE VII

     To the maximum extent permitted by the laws of the State of Delaware, no director of the corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                                  ARTICLE VIII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and to add additional provisions authorized by such laws as are then in force. All rights conferred on the directors or stockholders of the corporation herein or in any amendment hereof are granted subject to this reservation.

                                      ***

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 15th day of September, 1994 by its authorized officers who affirm that the statements made herein are true and correct under the penalties of perjury.

                                   /s/ S. Clark Jenkins
                                   --------------------------------------
                                   S. Clark Jenkins, President

                                   /s/ Randolph G. Abood
                                   --------------------------------------
                                   Randolph G. Abood, Assistant Secretary
                                   --------------------------------------

                                                                      APPENDIX A
                         CERTIFICATE OF THE DESIGNATION,
                            PREFERENCE AND RIGHTS OF
                       THE SERIES A CUMULATIVE REDEEMABLE
                  PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

                         Pursuant to Section 151 of the
                          General Corporate Law of the
                                State of Delaware

     The following resolution was duly adopted by the Board of Directors of Royster-Clark, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on September 15, 1994:

          RESOLVED, that the Certificate of the Designation, Preferences and Rights of the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, be restated in its entirety without amendment and appended to the Certificate of Amendment and Restatement of the Certificate of Incorporation.

     The designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (in addition to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock) as fixed by The Certificate of the Designation, Preferences and Rights of the Series A Cumulative Redeemable Preferred Stock, Par Value $0.01 Per Share, which was adopted by the Board of Directors of Royster (FMG) Acquisition Corporation, a Delaware corporation (the "Corporation") and the successor in interest to Royster-Clark, Inc., on December 27, 1991, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, are as follows:


     1. Designation and Number of Shares. The designation of said series of the Preferred Stock authorized by this resolution shall be "Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be 2,250.

     2. Accrual and Payment of Dividends.

          a. Subject to Paragraph 8, holders of record of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $50.00 per share through January 14, 1994; $75.00 per share from January 15, 1994 through

     January 14, 1996; $100.00 per share from January 15, 1996 through January 14, 1998; and $150.00 per share commencing on January 15, 1998 and thereafter, less in each case, any Liability Amounts applied pursuant to Paragraph 8, and no more, payable in cash in equal semi-annual payments. Subject to Paragraph 8, such dividends shall be payable on the last business day of each December and June (hereinafter referred to as "Dividend Payment Date") commencing June 30, 1992 to persons who are holders of record on the immediately preceding December 15 or June 15, as the case may be (a "Record Date"). Subject to Paragraph 8, such dividends with respect to any share of Series A Preferred Stock shall be cumulative and accrue (whether or not declared) from the date of issue thereof.

          b. So long as any of the Series A Preferred Stock is outstanding, the Corporation will not declare or pay or set apart for payment any dividends (other than a dividend in Common Stock or in any other class of stock ranking junior to the Series A Preferred Stock both as to dividends and upon liquidation) or make any other distribution on the Common Stock or any other class of stock of the Corporation ranking junior to the Series A Preferred Stock either as to dividends or upon liquidation (together with the Common Stock, the "Junior Securities") and will not, directly or indirectly, redeem, purchase or otherwise acquire for value, or set apart funds for payment with respect to the redemption, purchase or acquisition of, any shares of any such junior class or any warrants, rights, calls or options exercitable for or convertible into such junior class, unless, subject to Paragraph 8, all dividends on the Series A Preferred Stock for all Dividend Payment Dates prior to and concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such junior class shall have been paid in full or declared and a sum sufficient for the payment thereof placed by the Corporation in an irrevocable trust with a bank or trust company (having capital and surplus of not less than $300,000,000) for the benefit of the holders of the Series A Preferred Stock.

     3. Liquidation

          a. The shares of Series A Preferred Stock shall be preferred over the shares of Common Stock or other securities of the Corporation; provided, however, that the shares of Series A Preferred Stock shall rank on a parity with any series of Preferred Stock hereafter issued by the corporation whose terms provide specifically that such series will rank on a parity with the Series A Preferred Stock (together with any Series A Preferred Stock issued after the redemption or repurchase thereof, the "Parity Securities") as to assets, and shall rank junior to any series of preferred stock now or hereafter issued by the Corporation whose terms provide specifically that such series will rank senior to the Series A Preferred Stock ("Senior Securities") as to assets. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or other Junior Securities, on a parity with the Parity Securities, and after payment in full to all holders of Senior Securities, an amount equal to $1,000 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series A Preferred Stock to the date payment is made. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amount which would be payable on such shares of Series A Preferred Stock if all amounts payable thereon were payable in full.

          b. For the purposes of this Paragraph 3, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration ) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     4. Redemption. The Series A Preferred Stock shall not be redeemable except that any time after the initial issuance of the Series A Preferred Stock, the Corporation may, at its sole option but at any time in whole or from time to time in part, redeem shares of Series A Preferred Stock then outstanding in accordance with Paragraph 5 (the "Optional Redemption") at the redemption price of 100% of liquidation value together with accrued and unpaid dividends through the redemption date, less all Liability Amounts applied pursuant to Paragraph 8 ("Optional Redemption Price"). In the event of any such redemption the Board of Directors shall, by resolution, fix the redemption date which date shall be no more than 60 and not less than 30 days from the date the Corporation notifies the holders of the Optional Redemption pursuant to Paragraph 5.a hereof for such shares.

     5. Terms of Redemption.

          a. Not more than 60 and not less than 30 days prior to the date fixed for an Optional Redemption, a notice of the time, date and place thereof shall be sent by first class mail to holders of record of the shares so to be redeemed in such manner as may be prescribed by the Board of Directors. If less than all the shares of Series A Preferred Stock are to be redeemed, the Corporation shall select the shares of Series A Preferred Stock to be redeemed pro rata or by lot.

          b. The corporation may deposit the aggregate redemption price of Series A Preferred Stock to be redeemed (less than portion of the redemption price representing a Liability Amount applied pursuant to Paragraph 8) in trust with a bank or trust company (having capital and surplus of not less than $300,000,000) prior to the redemption date. Upon making such deposit, or if no such deposit is made, then upon such redemption date (provided that payment thereof, in cash or by application of any Liability Amount, is made available by the Corporation on the redemption date) holders of the Series A Preferred Stock to be redeemed on such date shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares except the right to receive payment of the redemption price (in cash or by application of any Liability Amount) upon surrender of their certificates. Any funds deposited and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares to have been redeemed shall look only to the Corporation for payment of the redemption price. The Board of Directors shall cause the transfer books of the Corporation to be closed as to shares to be redeemed pursuant to Paragraph 4 and may cause the transfer books of the Corporation to be closed after sending out the notice required by Paragraph 5.a hereof.

          c. Any redemption of the Series A Preferred Stock under any Optional Redemption shall be accomplished out of funds legally available for such purpose at the redemption price (after giving effect to the application of any Liability Amount) and in the manner and with the effect provided in this Paragraph 5.

          d. Upon any redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock so redeemed shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the redemption of shares of Series A Preferred Stock.

     6. Voting. The holders of shares of Series A Preferred Stock shall have no voting rights whatsoever, except such voting rights to which they are entitled under mandatory provisions of the laws of the State of Delaware. To the extent permitted by the laws of the State of Delaware, in any case where the holders of shares of Series A Preferred Stock are entitled to vote:

          a. In exercising such voting rights, each share of Series A Preferred Stock shall be entitled to one vote for each $1,000 liquidation value, notwithstanding any greater or lesser general voting powers of one or more series of Preferred Stock. To the extent permitted by the laws of the State of Delaware, in any case where the holders of shares of Series A Preferred Stock are entitled to voting rights, such holders shall vote as a class with the holders of common Stock.

          b. So long as any shares of the Series A Preferred Stock remain outstanding, in any case where the holders of shares of Series A Preferred Stock are entitled to voting rights as a class with respect to any matter under mandatory provisions of the laws of the State of Delaware, such matter shall be determined by the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of shares of the Series A Preferred Stock then outstanding unless a greater majority is required under mandatory provisions of the laws of the State of Delaware.

          c. Notwithstanding anything in Subparagrah 6.a or 6.b to the contrary, no holder of any shares of Series A Preferred Stock shall be entitled to such voting rights, and such holder will be prohibited from exercising such voting rights, to the extent that such holder will be prohibited from exercising such voting rights, to the extent that such holders being entitled to such voting rights would cause such holder or its affiliates to be in violation of any law, regulation, order, rule or other requirement of any government authority restricting or prohibiting such holder or its affiliates from owning, directly or indirectly, or controlling or having the power to control or have the power to vote the Series A Preferred Stock. Any shares which the Board of Directors of the Corporation shall have been notified in writing by any such holder are not permitted in accordance with this Subparagraph 6.c to be voted shall be excluded for purposes of determining whether the required votes shall have been obtained or whether a quorum has been obtained on any matter to be voted upon by the holders of Series A Preferred Stock pursuant to this Paragraph 6. The Board of Directors shall be entitled conclusively to rely on such written notice.

     7. No Consent for Certain Actions. No consent (other than as may be provided in Paragraph 6) of holders of the Series A Preferred Stock shall be required for (among other things) (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation or issuance of any class of stock of the Corporation, including Junior Securities, Parity Securities and Senior Securities; provided that any issuance of Parity Security or Senior Securities to any holder of Common Stock of the Corporation or such holder's affiliates shall be on terms at least as favorable to the Corporation as those which could be obtained from unaffiliated third parties in an arm's length transaction or
(c) any increase or decrease in the amount of authorized or issued Common Stock or any increase, decrease or change in the par value thereof. The Corporation shall give to the holders or record of the shares of Series A Preferred Stock, within thirty (30) days after the occurrence of any of the event described in clauses (b) and (c) of this Section 7, written notice of such event.

     8. Right to Apply Liability Amounts. The Corporation shall be entitled to the extent set forth below to apply against dividends and redemption payments and other amounts otherwise due on the Series A Preferred Stock any and all amounts owing and unpaid when due ("Liabilities") for which any "Seller" is liable to the Corporation under that certain Asset Purchase Agreement dated November 27, 1991 among Royster Company, Debtor and Debtor-in-Possession ("Royster"), Royster Mid-Atlantic Company, Debtor and Debtor-in-Possession, and R/K Agri Service, Inc., Debtor and Debtor-in-Possession, and the Corporation (the "Purchase Agreement").


          a. As to all claims for Liabilities, the Corporation shall, in good faith and with a reasonable basis therefor, deliver to Royster by first class mail a written statement containing a description of the asserted Liability ("Statement"), and shall give Royster access to, or shall deliver to Royster, such other information in the possession of the Corporation with respect to the asserted Liability as Royster may reasonably request. If the final amount of the asserted Liability is not known by the Corporation at the time of delivery of the Statement, the Statement may contain the Corporation's good faith estimate of the amount of such Liability and an undertaking to amend such Statement within a reasonable time after the final amount of the asserted Liability becomes known to the Corporation. No such estimate shall be a limitation on the amount of such asserted Liability or limit the right of the Corporation hereunder to apply the full amount thereof. At any time before the claims covered by a Statement are resolved, the Corporation may amend a Statement to account for any increase or decrease in the amount of an asserted Liability set forth therein. Any such amendment shall be made in good faith and with a reasonable basis therefor and may be made at any time prior to the resolution of such claims.

          b. If the amount of an asserted Liability set forth in an initial Statement is the final amount of the asserted Liability covered thereby, and no Challenge is made by Royster with respect to such asserted Liability within 30 days after the delivery of the initial Statement, then the amount of such asserted Liability immediately after the end of such 30-day period shall constitute the "Liability Amount" with respect to such asserted

     Liability. If the amount of an asserted Liability set forth in a Statement is the Corporation's estimate thereof, the Corporation subsequently amends the Statement to set forth the actual final amount of such asserted Liability, and no Challenge is made by Royster with respect to such asserted Liability, as amended, within 30 days after the delivery of such amendment to the Statement, then the amount of such asserted Liability immediately after the end of such 30-day period shall constitute the "Liability Amount" with respect to such asserted Liability. Until a Statement which contains the Corporation's estimate of an asserted Liability is subsequently amended to state the actual final amount thereof, no determination of the "Liability Amount" with respect thereto shall be made unless otherwise agreed by the Corporation and Royster.

          c. If Royster desires to challenge whether the Corporation is entitled to apply pursuant hereto the amount of any asserted Liability or the amount thereof, Royster shall, in good faith and with a reasonable basis therefor, deliver to the Corporation, within 30 days after the delivery of the Statement (if it contains the final actual amount of the asserted Liability) or any amendment thereto which states the final actual amount of the Asserted Liability, a written challenge containing a specification of the reasons for the challenge ("Challenge") and also shall deliver to the Corporation such other information with respect to the Challenge as it may reasonably request. A Challenge may be made with respect to all or a portion of the amount specified in the Statement, as amended ("Challenged Amount"). If a Challenge is made with respect to a portion of the amount specified in the Statement (as amended), the remainder of the amount specified in the Statement (as amended), minus the Challenged Amount shall constitute a "Liability Amount." If the Corporation and Royster voluntarily resolve the Challenge, the amount of the Liability as determined pursuant to such resolution shall constitute a "Liability Amount." If no such voluntary resolution occurs, the matter shall be resolved by a final, non-appealable order of a court of competent jurisdiction stating the amount of the Challenged Amount which constitutes a "Liability Amount" for purposes thereof.

          d. After the delivery of a Statement by the Corporation, the Corporation's obligation, if any, to accrue and pay cumulative dividends on, or redeem Series A Preferred Stock, to the extent of the amount of the asserted Liability stated or estimated in the Statement or any amendment thereto, shall be deferred until such Liability Amount is finally established pursuant hereto. If the Liability Amount resulting from a Statement, as finally determined, is less than the amount of the dividends deferred pursuant to the preceding sentence (such deferred dividends less such finally determined Liability Amount being referred to as the "Net Dividends'), the Net Dividends, to the extent not covered by the application of any other Liability Amount or any other pending Statement, shall be deemed to have accrued as of the date of the original deferral and shall be payable on the next Dividend Payment Date occurring after such Liability Amount is finally established. Once a Liability Amount is finally established pursuant hereto, the Corporation may, by written notice to the holders of Series A Preferred Stock, from time to time and at any time, apply such Liability Amount or any portion thereof first, against accrued and unpaid dividends on the Series A Preferred Stock, and second, against the Optional Redemption Price.

          e. If, upon resolution of a Challenge or rendering of a final, non-appealable order with respect thereto, it is determined that 80% or more of the Challenge Amount is a Liability Amount, there shall be added to such Liability Amount the Corporation's costs and expenses reasonably incurred and attributable to the resolution of the Challenge or the rendition of such final order as it relates thereto. If, upon resolution of a Challenge or rendering of a final, non-appealed order with respect thereto, it is determined that 20% or less of the Challenged Amount is a Liability Amount, the Corporation shall pay Royster's costs and expenses reasonably incurred and attributable to the resolution of the Challenge or the rendition of such final order as it relates thereto. In all other cases, the Corporation shall pay its own costs and expenses attributable thereto but shall not be responsible for any other costs or expenses in connection therewith.

     9. Reorganization Mergers. If at any time or from time to time there shall be a capital reorganization of the Corporation or in case of the consolidation or merger of the Corporation with any other person or entity (but not in case of any sale, conveyance of disposition of all or substantially all of the assets of the Corporation to an unaffiliated party in an arm's length transaction), the Corporation and the person or entity formed by such consolidation or resulting from such capital reorganization, or merger, as the case may be, shall make appropriate provision in the articles or certificate of incorporation or other governing instruments of such person such that the rights of the holders of the Series A Preferred Stock after such capital reorganization, consolidation, or merger after that event shall be as nearly equivalent as may be practicable to such rights immediately prior to that event. The Corporation shall give to the holders of record of the shares of Series A Preferred Stock at least ten (10) days prior written notice of any capital reorganization, consolidation or merger or of any sale, conveyance, or disposition of all or substantially all of the assets of the Corporation.

     IN WITNESS WHEREOF, I have signed this certificate and caused the corporate seal of the Corporation to be hereunder affixed this 15th day of September, 1994.


                         /s/ S. Clark Jenkins
                         --------------------------
                         S. Clark Jenkins
                         President


ATTEST:


/s/ Randolph G. Abood
--------------------------------
Randolph G. Abood
Assistant Secretary

                                                                      APPENDIX B


                              AMENDED AND RESTATED
                         CERTIFICATE OF THE DESIGNATION,
                            PREFERENCES AND RIGHTS OF
                       THE SERIES B CUMULATIVE CONVERTIBLE
                   PREFERRED STOCK, PAR VALUE $0.01 PER SHARE

                         Pursuant to Section 151 of the
                         General Corporation Law of the
                                State of Delaware

     The following recitals and resolution were duly adopted by the Board of Directors of Royster-Clark, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation law of the State of Delaware, on September 15, 1994:

     WHEREAS, the Certificate of Incorporation of the Corporation authorizes the issue of a class of Preferred Stock, par value $0.01 per share ("Preferred Stock"), by the Corporation; and

     WHEREAS, on May 27, 1992, the Board of Directors adopted resolutions authorizing the issuance of 6,000 shares of Series B Cumulative Redeemable Preferred Stock and thereafter issued a number of such shares; and

     WHEREAS, the Board of Directors has examined the capital structure and financial condition of the Corporation, and finds it to be in the best interests of the Corporation to amend the designation, preferences and rights of the Series B Cumulative Redeemable Preferred Stock; and

     WHEREAS, the holders of all the currently issued and outstanding shares of the Series B Cumulative Redeemable Preferred Stock have consented to this amendment of the designation, preferences and rights of the Series B Cumulative Redeemable Preferred Stock, now therefore, be it

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation, this Board of Directors hereby amends and restates the designation, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the series known as the Series B Cumulative Redeemable Preferred Stock

(in addition to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock), effective September 15, 1994, as follows:

     1. Designation, Number of Shares and Rank.

          a. The designation of said series of the Preferred Stock as amended by this resolution shall be "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock").

          b. The number of shares of Series B Preferred Stock shall be 12,000, which number may from time to time be increased (but not to increase the number beyond the total number of shares of Preferred Stock authorized) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by resolution of the Board of Directors.

          c. In the payment of dividends and in the distribution of assets upon the liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, the shares of Series B Preferred Stock (i) shall rank senior to the Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, of the Corporation, (ii) shall rank junior to any shares of Preferred Stock that may be issued as a series of Preferred Stock designated as "Senior Preferred Stock" pursuant to Section 11.7.1 of that certain Asset Purchase Agreement dated January 15, 1992 by and among Royster (FMG) Acquisition Corporation (the former name of the Corporation) and Hydro/Kirby Agri Services, Inc., a Florida corporation; and (iii) shall rank senior to any other series of Preferred Stock that may be issued by the Corporation, except for any such series of Preferred Stock that is issued by the Corporation with the prior written consent of the holders of a majority of the then outstanding Series B Preferred Stock.

     2. Accrual and Payment of Dividends.

     a. Holders of record of outstanding shares of Series B Preferred Stock (individually a "Holder" and collectively the "Holders") shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends cumulating from September 15, 1994, at the annual rate of $100.00 per share, payable in cash in equal quarterly payments on the Dividend Payment Dates (as defined below); provided, however, that if the Corporation is precluded from paying all or any portion of a dividend otherwise payable on any Dividend Payment Date (as defined below) under the terms of its senior credit agreement or related documents between the Corporation and The CIT Group/Business Credit, Inc., or any successor lender, or any amendment or agreement and related documents hereafter entered into evidencing the refinancing of the Corporation's senior indebtedness (and the Corporation has used its best efforts to obtain the consent of such lender to the payment of dividends in cash), the accrued and unpaid amount of such dividend shall compound quarterly from the applicable Dividend Payment Date until paid at a rate of 10% per annum computed on the basis of a 365 or 366 day year and actual number of days elapsed; and provided further, that at such time as, and to the extent that, the Corporation is no longer precluded under the terms of its senior credit agreement or related documents from paying all or any portion of a dividend otherwise payable hereunder, the Corporation shall promptly pay all or that portion of any unpaid dividends which it is permitted to pay, and to the extent less than all unpaid dividends are so paid, the Corporation may designate the order in which such unpaid dividends or portions thereof shall be considered paid.

          b. All dividends shall be payable on the last Business Day (as defined below) of each March, June, September and December (herein referred to as "Dividend Payment Date") commencing September 30, 1994 to persons who are Holders on the date fifteen days prior to the Dividend Payment Date for which a dividend is to be paid (a "Record Date"). Such dividends with respect to any share of Series B Preferred Stock shall be cumulative and accrue (whether or not declared) from the date of issue thereof. "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banking associations in the State of North Carolina are authorized or obligated by law or executive order to be closed.

          c. So long as any of the Series B Preferred Stock is outstanding, the Corporation will not declare or pay or set apart for payment any dividends in cash or property (other than a dividend payable only in the common stock, $.01 par value, of the Corporation ("Common Stock") or payable only in any other class of stock ranking junior to the Series B Preferred Stock both as to dividends and upon liquidation) or make any other distribution on the Common Stock or any other class of stock of the Corporation ranking junior to the Series B Preferred Stock either as to dividends or upon liquidation (together with the Common Stock, the "Junior Securities') and will not, directly or indirectly, redeem, purchase or otherwise acquire for value, or set apart funds for payment with respect to the redemption, purchase or acquisition of, any shares of any such Junior Securities or any warrants, rights, calls or options exercisable for or convertible into such Junior Securities, unless, in each such case, all dividends on the Series B Preferred Stock for all Dividend Payment Dates (as compounded) prior to and concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such Junior Securities shall have been paid in full.

     3. Liquidation.

          a. The shares of Series B Preferred Stock shall be preferred over the shares of Common Stock or other securities of the Corporation except as provided in Paragraph 1.c above. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or other Junior Securities, and after payment in full to all holders of Senior Preferred Stock, an amount equal to $1,000 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series B Preferred Stock as compounded to the date payment is made. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the

     Holders are insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such Holders ratably in accordance with the respective amount which would be payable on such shares of Series B Preferred Stock if all amounts payable thereon were payable in full.

          b. For the purposes of this Paragraph 3, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations or other entities, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     4. Redemption. The Series B Preferred Stock shall not be redeemable except as set forth below:

          a. At any time and from time to time, after February 15, 2000 with respect to any outstanding Series B Preferred Stock, the Corporation may, at its sole option and at any time in whole or from time to time in part, redeem shares of Series B Preferred Stock then outstanding in accordance with Paragraph 5 (the "Optional Redemption") at the redemption price of 100% of liquidation value together with accrued and unpaid dividends as compounded through the redemption date ("Optional Redemption Price"). In the event of any such redemption, Board of Directors shall, by resolution, fix the redemption date ("Optional Redemption Date"), which date shall be no more than sixty (60) and not less than thirty (30) days from the date the Corporation notifies the Holders of the Optional Redemption pursuant to Paragraph 5.a hereof.

          b. At any time and from time to time after February 15, 2000, any Holder may, upon written notice to the Corporation ("Mandatory Redemption Notice") require the Corporation to redeem (a "Mandatory Redemption") all or any portion of the Series B Preferred Stock as may be identified in such Mandatory Redemption Notice at the redemption price of 100% of liquidation value together with accrued and unpaid dividends as compounded through the redemption date ("Mandatory Redemption Price"). Upon receipt of a Mandatory Redemption Notice by the Corporation, the Board of Directors shall, within ten (10) days thereafter, by resolution, fix the redemption date for the shares to be redeemed ("Mandatory Redemption Date"), which date shall be no more than sixty (60) and not less than thirty (30) days from the date the Corporation receives the Mandatory Redemption Notice.

     5. Terms of Redemption.

          a. Not more than sixty (60) and less than thirty (30) days prior to the Optional Redemption Date or the Mandatory Redemption Date, a notice of the time, date and place thereof shall be sent by first class mail to the Holders in such manner as may be prescribed by the Board of Directors. If less than all the shares of Series B Preferred Stock are to be redeemed pursuant to an Optional Redemption, the Corporation shall select the shares of Series B Preferred Stock to be redeemed pro rata.

          b. Upon such redemption date, Holders whose shares are to be redeemed on such date shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such Holders shall have no interest in or claim against the Corporation with respect to such shares except the right to receive payment of the redemption price upon surrender of their certificate. Any funds deposited and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Corporation upon its request. After such repayment, Holders whose shares were to have been redeemed shall look only to the Corporation for payment of the redemption price. The Board of Directors shall cause the transfer books of the Corporation to be closed as to shares to be redeemed pursuant to Paragraph 6 and may cause the transfer books of the Corporation to be closed after sending out the notice required by Paragraph 5.a hereof.

          c. Any redemption of the Series B Preferred Stock under any Optional Redemption or Mandatory Redemption shall be accomplished out of funds legally available for such purpose at the redemption price and in the manner and with the effect provided in this Paragraph 5.

          d. Upon any redemption of shares of Series B Preferred Stock the shares of Series B Preferred Stock so redeemed shall have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the redemption of shares of Series B Preferred Stock.

     6. Conversion.

          a. Subject as hereinafter provided, until February 15, 2000, at the option of any Holder of the Series B Preferred Stock, the Series B Preferred Stock shall be convertible at any time such Preferred Stock is outstanding, in whole or in part, at the office of the Corporation into fully paid and nonassessable shares of Common Stock a per share rate (the "Conversion Rate") equal to that number of shares of Common Stock as shall equal the quotient of One Thousand Dollars ($1,000) divided by a base price of One Hundred Eighty Dollars ($180.00).

          b. For the purposes of the provisions hereof, a "Conversion Date" shall be the date of receipt of the Conversion Notice.

          c. The right to convert shall be exercisable at any time and from time to time by completing the notice of conversion in the form annexed hereto as Exhibit A relating to the Series B Preferred Stock to be converted ("Conversion Notice") and delivering the same to the Corporation together with such other evidence (if any) as the Board of Directors may reasonably require to prove title of the person exercising such right to convert. A Conversion Notice once given may not be withdrawn without the consent in writing of the Corporation.

          d. Within two (2) days of its receipt of a Conversion Notice, the Corporation shall give notice to all other Holders of (i) its receipt of a Conversion Notice (the first such notice received being referred to as the "Trigger Notice"), (ii) the Conversion Date thereunder, and (iii) the number of shares of Preferred Stock to be converted thereby. If, within five (5) days of the Corporation's notice, the Corporation receives a Conversion Notice from any other Holder, the Conversion Date of such subsequent Conversion Notice shall be deemed to be the Conversion Date of the Trigger Notice.

          e. On conversion the dividend on the Series B Preferred Stock so converted shall cease to accrue with effect from the close of business on the date preceding the Conversion Date. The Common Stock issued on such conversion shall entitle the former Holder to all dividends and other distributions payable on the Common Stock by reference to a record date after the applicable Conversion Date.

          f. Any dividend arrears on the Series B Preferred Stock surrendered for conversion shall be payable in full to the respective last Holders of record of the shares of Series B Preferred Stock surrendered for conversion (notwithstanding any subsequent transfer of the shares of Common Stock into which such shares have been converted), pro rata with payment of corresponding dividend arrears on the Series B Preferred Stock remaining outstanding.

          g. Conversion shall be deemed to have been effected on the Conversion Date, and the former Holder shall as of the close of business on such date have the full rights of the Common Stock resulting from such conversion.

          h. On the Conversion Date all shares of Series B Preferred Stock in respect of which a Conversion Notice has been delivered ("relevant shares') shall be deemed converted into shares of Common Stock at the Conversion Rate. Upon issuance of the Common Stock the relevant shares shall be retired and cancelled. Until issuance of the Common Stock, the certificates for the relevant shares shall be deemed to represent the shares of Common Stock in to which they have been converted. Within 28 days after the Conversion Date, the Corporation shall, or shall cause, the forwarding to each holder of the relevant shares, at his own risk, free of charge, a definitive certificate for the appropriate number of fully paid shares of Common Stock and a new certificate for any unconverted Series B Preferred Stock comprised in the certificate(s) surrendered by him.

          i. The Corporation shall not be required to issue fractional shares upon conversion and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon conversion. In the event any fractional interest in a share of Common Stock would be issuable upon conversion, the Corporation may, at its option, in lieu of delivering such fractional interest pay a cash adjustment in respect of such fractional interest in an amount equal to the base price of $180 multiplied by such fractional interest. If the Corporation shall not elect to pay such cash adjustment, the Holder may elect to purchase the additional fractional interest required to make up a full share of Common Stock.

          j. In case of the voluntary dissolution, liquidation or winding up of the Corporation, all conversion rights shall terminate 45 days after the mailing of a notice of such action to all Holders; provided that such date of termination of conversion rights shall be not more than sixty (60) days nor less than twenty (20) days prior to the date on which such dissolution is to become effective or such liquidation or winding up is to commence. Any such notice shall call attention to the date of such termination of the conversion rights, the per share amount payable on the Common Stock, the per share amount payable on the Series B Preferred Stock held by such Holder in connection with such action, (in each case, if then known, or a reasonable estimate if such amount is not known with any reasonable degree of certainty), and the then current Conversion Rate of the Series B Preferred Stock held by such Holder.

     7. Voting. The Series B Preferred Stock shall have no voting rights whatsoever, except such voting rights to which they are entitled under mandatory provisions of the laws of the State of Delaware.

     8. Certain Consent Required. The Corporation shall not hereafter issue any Senior Securities (other than the Senior Preferred Stock referenced in Paragraph 1.c above), any Parity Securities or issue any additional shares of Series B Preferred Stock while the Series B Preferred Stock is outstanding in the absence of the prior written consent of the holders of a majority of the then outstanding Series B Preferred Stock.

     9. Reorganization, Mergers. If at any time or from time to time there shall be a capital reorganization of the Corporation or in case of the consolidation or merger of the Corporation with any other person or entity (but not in case of any sale, conveyance or disposition of all or substantially all of the assets of the Corporation to an unaffiliated party in an arm's length transaction), the Corporation and the person or entity formed by such consolidation or resulting from such capital reorganization or merger, as the case may be, shall make appropriate provision in the articles or certificate of incorporation or other governing instruments of such person such that the rights of Holders after such capital reorganization, consolidation, or merger after that event shall be as nearly equivalent as may be practicable to such rights immediately prior to that event. The Corporation shall give to Holders at least thirty (30) days prior written notice of any capital reorganization, consolidation or merger or of any sale, conveyance, or disposition of all or substantially all of the assets of the Corporation.

     10. Notices. All notices and other communications provided to the Corporation and to Holders in connection with the Preferred Stock shall be in writing (including telecopied communications) and shall be given to the intended recipient at the address specified below, unless such address is changed by written notice hereunder. All such notices and other communications shall be effective (i) if delivered by telefacsimile, when transmitted (with the original notice simultaneously sent by certified mail, postage prepaid, return receipt requested), (ii) if delivered in person or by air courier service, when delivered at the address of the recipient as specified below, (iii) or, if mailed, on the third calendar day after being deposited in the mails, by certified mail, postage prepaid, return receipt requested.

      (a) If to the Corporation       Royster-Clark, Inc.
                                      409 Main Street
                                      Tarboro, North Carolina 27886

                                      Telefacsimile: (919) 641-9234


      (b) If to any Holder, to the address or telefacsimile number specified on the Holder's receipt for his Preferred Stock.

     IN WITNESS WHEREOF, the undersigned have signed this certificate on behalf of the Corporation on September 15, 1994.

                    ROYSTER-CLARK, INC.



                    By: /s/ S. Clark Jenkins
                        ------------------------
                        President


ATTEST:



/s/ Randolph G. Abood
---------------------
Assistant Secretary

                                                                       EXHIBIT A

                                CONVERSION NOTICE

     PLEASE TAKE NOTICE that the undersigned holder ("Holder") of Series B Convertible Preferred Stock ("the Preferred Stock") of Royster-Clark, Inc. (the "Corporation"), hereby exercises his right pursuant to the Certificate of Designation of the Preferred Stock to convert:____________________________ (_____) shares of Preferred Stock standing in his name on the books of the Corporation into that number of shares of fully paid and non-assessable Common Stock of the Corporation as is determined by the application of the Conversion Rate as defined in the Certificate of Designation.

     The undersigned agrees to surrender to the Corporation his stock certificate(s) representing the Preferred Stock to be converted promptly upon receiving acknowledgment of this notice from the Corporation. Upon receipt of such certificate(s), the Corporation shall return to the undersigned a stock certificate representing the shares of Preferred Stock remaining in the undersigned's name, if any, and a stock certificate representing the shares of Common Stock into which the number of shares of Preferred Stock written in above have been converted.

Dated:

                    By:_______________________________

                    Name:_____________________________

                    Address:__________________________

                    __________________________________